EXHIBIT 16.1

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 26, 2003, of Sedona Corporation and are in agreement with the statements contained in paragraphs 1, 2 and 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania

June 26, 2003